Exhibit 99.1 - Press Release

ESTEEM WIRELESS MODEMS

PRESS RELEASE

Electronic Systems Technology Moves to New Offices

KENNEWICK, WASHINGTON --- October 28, 2005 --- Electronic Systems Technology, Inc. (EST) (OTCBB: ELST), announced today, it will move its offices from 415 N. Quay Street Suite 4 in Kennewick to 415 N. Quay Street, Building B, in Kennewick, effective November 1st, 2005, and renew its lease with the Port of Kennewick.

The move stems from Electronic Systems Technology's growth over the last few years and projected growth in the coming years, as well as new space availability from the Port of Kennewick. The new location offers approximately 2500 square feet of additional space, bringing the total square footage to be occupied by the Company to approximately 8300. The building is owned by the Port of Kennewick and located in the Kennewick Industrial Park.

"The new facility will aid all aspects of the Company, and will allow EST to grow in the future as needed" states Tom Kirchner, President and CEO of Electronic Systems Technology Inc, "the facility will allow streamlining of production capability to improve efficiency and response time for availability of products." This is the second move for Electronic Systems Technology, Inc. since it was established in 1984.

The Company’s new address for correspondence and shipments will be Electronic Systems Technology Inc, 415 N. Quay Street, Building B, Kennewick, Washington 99336.

About EST

Electronic Systems Technology, a publicly held Corporation since 1984, was the first company to develop the wireless modem and receive the United States and Canadian patents for this technology. EST manufactures the ESTeem product line of narrow band, licensed, spread spectrum unlicensed, and long range Ethernet unlicensed wireless radio modem products using the 802.11b, g and a protocols that are used world wide in the Industrial, Law Enforcement, and Federal markets. Contact EST Marketing for more details.

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM